EXHIBIT 10.59

Confidential Treatment has been requested for portions of this exhibit. This copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Affymetrix Instrument and Chip Supply Agreement

F. Hoffmann-La Roche Ltd.

and

Affymetrix, Inc.

dated

January 29, 2003

TABLE OF CONTENTS

I.	Introduction

II.	Common Terms and Definitions.

III.	Chip and Affymetrix Instrument Supply

IV.	Custom Array Development

V.	Proprietary Rights

VI.	Compensation

VII.	Manufacturing Process Change.

VIII.	Technical Support and Product Service

IX.	Intellectual Property Ownership

X.	Warranty

XI.	Limited Liability

XII.	Indemnity

XIII.	Term and Termination

XIV.	Miscellaneous.

AFFYMETRIX INSTRUMENT AND CHIP SUPPLY AGREEMENT

January 29, 2003

This AFFYMETRIX INSTRUMENT AND CHIP SUPPLY AGREEMENT (“Agreement”) is effective as of the date first written above (“Effective Date”) between Affymetrix, Inc., a Delaware corporation (“Affymetrix”), and F. Hoffmann-La Roche Ltd. ( “Roche”).

I.              Introduction.

(a)           Affymetrix has research, development and manufacturing capabilities and facilities, and has developed certain rights relevant to DNA probe array-based technology.

(b)           Roche has research, development and manufacturing capabilities required for the development and commercialization of diagnostic products utilizing DNA probe array-based technology.

(c)           As part of the Collaboration, Affymetrix and Roche desire to enter into an agreement whereby Affymetrix will supply Roche with DNA probe arrays, instruments related thereto and other products related to the foregoing for use in or with Diagnostic Products developed by the Parties pursuant to the Collaboration.

(d)           In consideration of the mutual covenants and promises contained in this Agreement, Affymetrix and Roche agree as follows:

II.            Common Terms and Definitions.

(a)           Common Terms.

(i)            Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Common Terms Agreement, dated as of even date herewith, between Affymetrix and Roche (the “Common Terms Agreement”).

(ii)           This Agreement shall be governed by and subject to the provisions contained in the Common Terms Agreement, in accordance with its terms.

(b)           Definitions.

(i)            “Affymetrix Instrument Pricing Schedule” shall have the meaning set forth in Section III(g)(i).

(ii)           “Affymetrix Instrument Service Level Packages” shall have the meaning set forth in Section III(i).

(iii)          “Affymetrix Service Levels” shall have the meaning set forth in Section VIII(a).

(iv)          “Chip Improvement Inventions” shall mean all inventions that are conceived or first reduced to practice by an employee or contractor of a Party or its

Affiliates resulting from design or use of the Arrays supplied hereunder which relate to probe Array manufacturing techniques, probe Array layouts, probe Array packaging techniques, probe Array assay techniques (but only insofar as such assay techniques relate to processes that occur following nucleic acid extraction and are directly related to Arrays of nucleic acid probes), and probe Array software analysis techniques relating to the creation of genetic information such as but not limited to genotypes, sequences, base calls and qualitative or quantitative expression levels.  Chip Improvement Inventions shall not include analytic software which takes such genetic information discussed in the preceding sentence and from such information derives predictions, prognoses, diagnoses, treatment recommendations, or related information or is specific to particular Content. It is hereby understood that inventions made independently of design or use of Arrays (such as those inventions made in the course of design or use of Roche’s proprietary technologies or other non-Affymetrix technologies) are not Chip Improvement Inventions within the meaning of this Agreement. Chip Improvement Inventions shall further not include any other inventions that are conceived of or reduced to practice by an employee or contractor of a Party or its Affiliates including, for example, expression data or discoveries resulting therefrom, targets identified through the use of the Arrays, or correlations between genetic sequences and function.

(v)           “Content Chips” shall have the meaning set forth in Section III(a)(iii).

(vi)          “Fully Loaded Cost Plus Basis” shall mean, for a particular Catalog Chip or Custom Array, as the case may be, the sum of (i) [***] and (ii) the [***].

(vii)         “[***] Transfer Prices” shall have the meaning given to such term on Exhibit B hereto.

(viii)        “Initial Design Fee” shall have the meaning set forth in Section VI(a).

(ix)           “Manufacturing Facility Fee” shall mean the amount specified in the Development Plan for a Diagnostic Product that Affymetrix may need to build, staff, and otherwise prepare a manufacturing facility for the production of Arrays for a Diagnostic Product.

(x)            “Projected Base Markup” shall mean the product of (i) [***] multiplied by (ii) the [***].

(xi)           “Projected Fully Loaded Cost” shall mean the [***].

(xii)          “Projected Fully Loaded Cost Plus Basis” shall mean, for a particular Array, as the case may be, the sum of (i) [***] and (ii) the [***].

(xiii)         “Projected Markup Percentage” shall mean the percentage mark up over [***] embedded in the [***] as set forth in the Supply Agreement as of the Effective Date, which percentage [***] the Collaboration.

(xiv)        “Return Materials Authorization” shall have the meaning set forth in Section VI(d).

(xv)         “Services” shall mean technical support and product service (including support for adaptation for diagnostic uses).

(xvi)        “Specification” shall mean written design and/or manufacturing specifications for a particular Array or Diagnostic Product incorporating an Array, as applicable, either set forth in the Development Plan as then in effect or as provided by Roche to Affymetrix.

III.           Chip and Affymetrix Instrument Supply.

(a)           Chip Supply.  Beginning on the Effective Date, Affymetrix agrees to deliver Chips to Roche, in accordance with and subject to the terms of this Agreement, as follows:

(i)            for Roche’s use as components of Diagnostic Products (“Component Chips”);

(ii)           for Roche’s use in connection with its own development of Diagnostic Products (“Development Chips”);

(iii)          in a quantity limited to an aggregate number of Chips of up to [***] such Chips per [***] through [***], for Roche’s use exclusively to develop Content for Diagnostic Products (“Content Chips”); provided that Roche shall, for each Content development program, notify Affymetrix of the Content intended to be developed and its expected application; and

(iv)          in the event Roche needs additional Chips for Content discovery, Roche may propose to Affymetrix specific content discovery programs and Affymetrix will consider extending the right to purchase Content Chips, specifically considering that such past and further use does not erode or otherwise compromise Affymetrix’ research supply business with its customers.

(b)           Physical Defects.  Affymetrix will promptly replace any Chips that have Physical Defects [***] Roche; provided Roche gives notice to Affymetrix and returns such Chips within the Chips’ remaining shelf life and otherwise in accordance with the procedures in Section VI(d) hereof.  If such Component Chip has already been incorporated into a Diagnostic Product that has been shipped to a Customer, then to the extent that Diagnostic Products can be salvaged on a commercial basis, Affymetrix will pay the [***], and to the extent the components of that Diagnostic Product cannot be salvaged, Affymetrix will reimburse Roche for Roche’s [***] in which such Component Chip was included.

(c)           Forecasts.  On at least a quarterly basis, Roche will provide a reasonable, good faith forecast of Custom Arrays and Catalog Chips to be supplied by Affymetrix (such forecasts to be supplied with the Affymetrix part number, if any).  The forecasts shall indicate, with respect to each part number (or Chip design in the absence of part number), whether those

Chips are to be used as Component Chips, Development Chips or Content Chips, and will provide a [***]-quarter rolling projection of product demand; provided that (i) the next quarter in such forecast shall constitute a firm commitment obligating Roche to issue purchase orders for delivery of at least [***]% of the next quarter forecast quantities (100% of such next quarter forecast quantities, the “Firm Commitment”) of each type of Chip (by part number, if any) set forth therein in such quarter, and (ii) the subsequent quarters of such forecast will be for capacity planning purposes only, and shall not constitute a firm commitment to issue any purchase orders.  The forecast will be provided according to a mechanism and on forms to be agreed upon in good faith by the Parties. Affymetrix shall supply at least [***]% of the Firm Commitment and will use commercially reasonable efforts to supply [***]% of the Firm Commitment of Chips in any forecast period and to meet the time specified in any purchase order in any forecast period; provided, that manufacture will be firmly scheduled and specific delivery times will be confirmed by Affymetrix only after receipt of the purchase order specific to those Chips to be delivered.  After the initial forecast, if the aggregate number of ordered Chips of a particular type forecast for a quarter increases by more than [***]% from the forecast provided for the previous quarter, then [***]% of the number of such Chips above the [***]% increase shall be supplied in a reasonable time after the initial delivery time projection, but shall not be subject to breach on account of late supply thereof, unless Affymetrix has given its prior consent to supply such Chips.

(d)           Use and Transfer of Chips and Data Therefrom.

(i)            Roche may not: (A) transfer the Chips to Third Parties, except Component Chips as components of a Diagnostic Product and pursuant to the License Agreement; (B) purposefully use any Chip, or data generated by any Chip supplied pursuant to this Agreement or any Database to develop or discover Content (other than Content Chips); (C) reverse engineer Chips delivered hereunder; (D) reuse any individual Chip; (E) use Chips or Sell Chips for use in diagnostic or other settings requiring FDA or other regulatory agency approval unless Roche obtains such approval; or (F) use Chips or sell such Chips for use in any manner that is inconsistent with any legal or regulatory requirement.  Roche understands that neither the Chips nor the Affymetrix Instruments have received FDA or other regulatory agency approval as supplied under this Agreement.

(ii)           Unless otherwise expressly permitted by any Collaboration Agreement, Roche shall not sell, distribute or otherwise transfer to Third Parties any data or Database derived from any Arrays supplied pursuant to this Agreement, except in connection with a Diagnostic Product, provided that Roche shall not sell, distribute or transfer on a commercial basis a standalone Database.

(e)           Packing and Shipping.  Arrays will be packed in Affymetrix’ standard shipping packages and shipped to the address specified by Roche in accordance with quality assurance and packaging procedures determined by Affymetrix from time to time.  If a particular Custom Array requires any packaging, process or procedure other than those Affymetrix utilizes for its Catalog Chips, then upon the reasonable request of Roche, Affymetrix shall perform such packaging, processes or procedures at an additional charge on a [***].  Roche agrees to provide to Affymetrix, [***], the training, Technology, know-how, equipment and Intellectual Property licenses required to perform such packaging, processes and procedures requested by Roche that are different than those Affymetrix utilizes for its Catalog Chips.

Deliveries of Arrays will be F.O.B. Affymetrix’ facility or the facility of its sales representative. Affymetrix will ship via a carrier selected by Roche or, if none is specified by Roche, Affymetrix will select the carrier. Title and risk of loss or damage for deliveries will pass to Roche upon Affymetrix’ actual delivery of the Arrays to the carrier for shipment to Roche.  Roche will pay all shipping costs, duties and sales taxes.  Roche will advise Affymetrix in writing if insurance is desired on any shipments of Arrays, and will reimburse Affymetrix for all such insurance charges.

(f)            Genetic Information.  Affymetrix will endeavor to provide Roche with sufficient genetic information to identify the Genes on each Catalog Chip provided, if any.  If Affymetrix updates its information about any Catalog Chips to include additional or different genetic sequence information relevant to the development of Diagnostic Products, Affymetrix will endeavor to provide such information to Roche.

(g)           Affymetrix Instruments.

(i)            Affymetrix Instrument Purchases by Roche for Diagnostic Product Development.  Affymetrix agrees to supply Roche and its Affiliates with Affymetrix Instruments for use with Arrays for use in the development of Diagnostic Products in accordance with the Collaboration Agreements.  Such Affymetrix Instruments shall be purchased pursuant to purchase orders provided to Affymetrix at the prices and on terms and conditions set forth on the Affymetrix Instrument Pricing Schedule (the “Affymetrix Instrument Pricing Schedule”) attached hereto as Exhibit A, and Affymetrix will fill such orders with not less than the priority afforded any other purchaser.  Roche shall have the option to [***] hereunder for [***] Affymetrix [***] Affymetrix’ [***] then in effect.  Roche shall have no right to sell, distribute or otherwise transfer any Affymetrix Instrument supplied under this Agreement except to its Affiliates exclusively for use in the development of Diagnostic Products or in subsection (ii) below.

(ii)           Affymetrix Instrument Purchases for Reagent Agreement Plans.  Affymetrix agrees to supply Roche and its Affiliates with Affymetrix Instruments for use with Diagnostic Products that are sold pursuant to a Reagent Agreement Plan.  Such Affymetrix Instruments shall be purchased pursuant to purchase orders provided to Affymetrix at the prices and on terms and conditions set forth on the Affymetrix Instrument Pricing Schedule attached hereto as Exhibit A, and Affymetrix will fill such orders with not less than the priority afforded any other purchaser.  Roche shall have no right to sell, distribute or otherwise transfer any Affymetrix Instrument supplied under this Section, except to its Affiliates exclusively for use in a Reagent Agreement Plan.

(iii)          Affymetrix Instrument Purchases by Customers of Roche.  Other than as set forth in Section III(g)(ii) above, Affymetrix agrees to supply Roche Customers of Diagnostic Products with Affymetrix Instruments for use with Diagnostic Products that are sold pursuant to the Collaboration Agreements, provided that such Customers are located and taking delivery in an Affymetrix Territory.  Such Affymetrix Instruments

shall be purchased pursuant to purchase orders provided by the Customer to Affymetrix at Affymetrix’ then current prices and terms and conditions, and Affymetrix will fill such orders with not less than the priority afforded any other purchaser.  Affymetrix Instrument purchases by Customers who are located or taking delivery in an Unserved Territory shall be governed by the terms of the Agency Agreement.

(iv)          Affymetrix Instrument Packaging and Shipping.  Affymetrix Instruments purchased by Roche or its Affiliate will be packed in Affymetrix’ standard shipping packages and shipped to the address specified by Roche or its Affiliate in accordance with quality assurance and packaging procedures determined by the Parties from time to time.  Deliveries will be F.O.B. Affymetrix’ facility or the facility of its sales representative. Affymetrix will ship via a carrier selected by Roche or its Affiliate or, if none is specified by Roche or its Affiliate, Affymetrix will select the carrier. Title and risk of loss or damage for deliveries will pass to Roche or its Affiliate upon Affymetrix’ actual delivery of the Affymetrix Instruments to the carrier for shipment to Roche or its Affiliate.  Roche or its Affiliate will pay all shipping costs, duties and sales taxes.  Roche or its Affiliate will advise Affymetrix in writing if insurance is desired on any shipments of Affymetrix Instruments, and will reimburse Affymetrix for all such insurance charges.

(h)           Terms of Service.

(i)            Any service provided by Affymetrix on Affymetrix Instruments shall be governed by Affymetrix’ then-current forms of Customer Service Provider Addendum and  Current Affymetrix Instrument Service Level Packages, the current forms of which are attached hereto as Annexes 1 and 2 (the “Affymetrix Instrument Service Level Packages”); and

(ii)           Notwithstanding anything to the contrary in this Agreement, Annex 3 hereto, or such amended version as may be reasonably adopted from time to time, shall govern the terms of all Software maintenance and upgrades.

IV.           Custom Array Development.

(a)           Product Specifications. In addition to the terms of Section III above, with respect to each Custom Array required for a Diagnostic Product, Roche shall supply Specifications for such Custom Array along with an initial supply forecast for the Diagnostic Product incorporating such Custom Array.  Without limitation, Affymetrix acknowledges and agrees that the Specifications constitute Roche Technology (to the extent the technology contained in the Specifications does not constitute the Intellectual Property of Affymetrix or a Third Party).

(b)           Shelf Life of Arrays. Each Custom Array shall have a shelf life of at least [***] after the Array has been shipped by Affymetrix to Roche.  Affymetrix shall use commercially reasonable efforts to increase shelf life and to use appropriate shipping methods to preserve shelf life.

(c)           Affymetrix Development Obligations. In addition to the terms of Section III above, for each Custom Array for which Affymetrix receives Specifications, Affymetrix will use reasonable commercial efforts to undertake and complete non-clinical development of the applicable Custom Array according to the Specifications, including manufacturing scale-up.  Affymetrix shall also prepare and provide Roche with non-clinical development information for each applicable Custom Array, each as required by the applicable Development Plan.

V.            Proprietary Rights.

Other than as agreed by the Parties pursuant to the Collaboration, Roche shall not buy arrays of diverse nucleic acids on solid supports from a Third Party if such arrays materially infringe or would materially infringe the patent or copyright rights of Affymetrix or its Affiliates.  Roche and Affymetrix will notify each other of: (i) any potential infringement of any of Affymetrix’ Intellectual Property (i.e., Affymetrix Technology) of which that Party becomes aware; (ii) any potential infringement by any Third Party of any of the Affymetrix Intellectual Property incorporated in, embodied by or relied upon to manufacture a Diagnostic Product; or (iii) any potential infringement by a Diagnostic Product of any Content or Intellectual Property owned or asserted to be owned by a Third Party of which that Party becomes aware.  All notifications under this Section V shall be treated as Confidential Information and shall not be disclosed to the alleged infringer or any other party.

VI.           Compensation.

(a)           Initial Design Fees. With respect to the Specifications for each Custom Array Roche provides to Affymetrix, Roche shall pay Affymetrix a design fee equal to [***] of the design of such Custom Array [***] thereon for each Custom Array set design that Affymetrix would need to create to implement the Development Plan for such Diagnostic Product (the “Initial Design Fee”). Roche will pay such Initial Design Fee upon delivery of the Specifications, including the complete target sequence for each mask set design.

(b)           Pricing of Chips, Affymetrix Instrumentation and Custom Arrays.

(i)            Custom Arrays and Catalog Chips.

(a)           Array Pricing. Affymetrix shall sell all Chips supplied to Roche under this Agreement [***] other than Chips in [***] per year for Content Development in the first [***] years of this Agreement in [***] Arrays (or an equivalent) pursuant to Section III(c.  To set a baseline for the [***] and to provide [***] transfer prices, Exhibit B hereto contains a schedule of the [***] Transfer Prices for Chips (the [***] price that Affymetrix will charge for Component Chips and Development Chips sold to Roche) produced in the format, with the number of features, for the particular year and with packaging [***], as set forth therein.  For Component Chips and Development Chips, the purchase price will be subject to the [***] Transfer Price.  Although the Parties agree that [***] of a Chip may differ depending on a variety of cost factors, including, but not limited to, wafer size, number of features on the Chip, and manufacturing and packaging costs, Affymetrix agrees that [***], as set forth on Exhibit B, shall be [***] during the term of this Agreement and shall be subject to Roche’s audit in accordance with Section VI(e) below.  Affymetrix shall determine the amount of any [***] of a

Chip versus the projected [***] of such Chip on a quarterly basis within 45 days of each quarter.  To the extent such [***] exceeds [***]% for that quarter, (i) in the case of an [***], Roche will be credited the amount of the [***] in the next quarter following the [***], and (ii) in the case of an [***], Affymetrix will be credited the amount of the [***] in the next quarter following the [***].  Pricing for [***] purchased pursuant to Section III(a)(iv) will be at prices equal to Affymetrix’ [***] price of [***], which is [***] each.

(b)           Price [***].  The Array pricing set forth on Exhibit B is based on technological improvements Affymetrix expects to make over time.  Affymetrix agrees to [***] for Arrays purchased by Roche pursuant to this Agreement as described on Exhibit B, [***].

(c)           Technology Reinvestment Covenant.  In addition, Affymetrix agrees to invest at least [***] of the [***] in the Affymetrix Technology and broad-based applications research.

(ii)           Affymetrix Instrumentation. Pricing shall be subject to Section III(g).

(c)           Manufacturing Facilities Fee.  Upon adoption of each Development Plan (or as agreed between the Parties in advance if there is no Development Plan for a Diagnostic Product), Roche shall pay Affymetrix the Manufacturing Facility Fee, if any, specified in such Development Plan. Affymetrix shall make available to Roche the records specifically showing how each Manufacturing Facility Fee was spent on a product-by-product basis. If circumstances result in an underage or an overage in connection with a Manufacturing Facility Fee paid to Affymetrix, the Joint Research Management Committee shall resolve, in good faith, adjustment of the Manufacturing Facility Fee and the impact on the corresponding Diagnostic Product and Development Plan and on each Party’s respective Manufacturing Cost. The Parties acknowledge that Affymetrix, at its sole discretion, may apply the Manufacturing Facility Fee to the fabrication or establishment of new facilities, or to the renovation of, addition of new lines to, or other modification or extension of existing facilities.

(d)           Acceptance; Payment Terms.  All amounts referred to in this Section VI will be invoiced by Affymetrix when due.  All Arrays will be deemed accepted unless they are returned to Affymetrix within [***] days of delivery to Roche, with a written explanation of the basis on which such Arrays have been returned on Affymetrix’ standard “Return Materials Authorization” according to the procedures provided for in such Return Materials Authorization.  All payments will be made to Affymetrix [***] days from the acceptance by Roche, but no more than [***] days after delivery.  Late payments shall bear interest at the lower of: (i) the Bank of America prime or (ii) the maximum rate allowed by law.  All payments in this Agreement will be made in the form of a check or wire transfer to Affymetrix in U.S. Dollars.  Acceptance of Arrays by Roche shall have no effect on the provisions set forth in Section X (Warranty) and Section XII (Indemnity) of this Agreement.

(e)           Records and Audit Rights. Affymetrix shall keep complete and accurate records reflecting all information necessary or useful in verifying the accuracy of each invoice and the determination of the [***] for any Arrays supplied to Roche or its Affiliates hereunder and the difference between the [***] and the [***] for any such Arrays. Roche shall have the right to hire an independent certified public accountant to inspect all records required to be kept by Affymetrix pursuant to this Agreement (which accountant shall be reasonably acceptable to Affymetrix and shall keep all information confidential except to disclose the fact and amount of any discrepancies), provided, such audit: (i) is conducted during normal business hours, (ii) is conducted no more often then once per year, (iii) is conducted only after Roche has given Affymetrix at least thirty (30) days’ prior written notice, and (iv) Affymetrix has the ability to review the accountant’s report on discrepancies to confirm the report does not contain any other Confidential Information. Affymetrix shall, at its own expense, make such records (or copies thereof) available to the accountant at a single location in the U.S. Roche shall bear the full cost and expense of such audit, unless the actual amount determined in such review to be payable by Roche is more than [***]% lower than the amount charged to Roche by Affymetrix, in which event Affymetrix shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon at the rate set forth in Section VI(d) above) shall be due and payable within 30 days of the discovery of the discrepancy.

VII.          Manufacturing Process Change.

                                (a)              Affymetrix shall, prior to implementing any manufacturing or packaging change to an Array utilized in a Diagnostic Product or an Affymetrix Instrument used or to be used in connection with a Diagnostic Product, in each case, for which the Manufacturing Lockup Point has occurred, provide written notice of any proposed manufacturing or packaging change to the Head of Regulatory Affairs of Roche Molecular Systems to the extent such change could (i) reasonably be seen to have a regulatory impact on the Diagnostic Product or its distribution, or (ii) otherwise be material.  Such notice shall include details of the planned manufacturing or packaging change to allow Roche to consider the impact of such change on the safety, efficacy or regulatory requirements for such Diagnostic Product.  Affymetrix will not undertake such proposed change without the prior written consent of Roche, which consent shall be provided within 20 business days after receipt of such notice from Affymetrix.

                                (b)           In addition to the foregoing, Affymetrix agrees to use commercially reasonable efforts to notify Roche in advance in writing of every manufacturing or packaging change not falling within subsection (a)(i) or (ii) above with respect to Arrays or Affymetrix Instruments utilized in or for a Diagnostic Product for which the Manufacturing Lockup Point has occurred.  Affymetrix shall certify to Roche in such notice that Affymetrix reasonably believes that the change specified in any such notice could not reasonably be expected to have an adverse regulatory impact on the Diagnostic Product, the relevant Affymetrix Instrument or its components.

VIII.        Technical Support and Product Service.

(a)           Support and Service.  Affymetrix shall offer Services for purchasers of Affymetrix Instruments supplied under this Agreement on terms of Affymetrix’ standard Affymetrix Instrument Service Agreement attached as Annex 1 hereto (which may be reasonably modified by Affymetrix from time to time) and at Roche’s specified service level (which current service levels are listed on Annex 2 hereto (which may be reasonably modified by Affymetrix from time to time), the “Affymetrix Service Levels”) at the election of Roche.  Fees for each

Affymetrix Service Level shall be determined from time-to-time by Affymetrix and quoted to the end-user of an Affymetrix Instrument at the time of sale of such product.

(b)           Support and Service for Software.  Affymetrix shall offer maintenance and upgrades for Software for all end-users of Affymetrix Instruments (including Roche and its Affiliates) in accordance with and on the terms and conditions of its standard Software Maintenance Agreement attached as Annex 3 hereto (which may be reasonably modified by Affymetrix from time to time).

IX.           Intellectual Property Ownership.

Any inventions made during the course of and as part of this Agreement shall be owned as set forth in Section V of the Common Terms Agreement.  In addition, Roche and its Affiliates agree to assign to Affymetrix at Affymetrix’ cost all Chip Improvement Inventions.  Each Party agrees to provide periodic written reports to the other Party identifying inventions, technological improvements and developments assignable to the other Party under Section V of the Common Terms Agreement relating to probe array technology.

X.            Warranty.

(a)           Affymetrix warrants only to Roche that the Custom Arrays, during the shelf life marked on such Custom Arrays, will conform to the applicable Specifications (which shall include appropriate agreed-upon tolerance levels) and is otherwise free of Physical Defects, and that the Catalog Chips, Affymetrix Instruments, and related software will conform in all material respects to Affymetrix’ then-current standard customer warranty included in Affymetrix’ applicable customer sales agreement. The foregoing warranties do not apply to Arrays, Affymetrix Instruments, or software that have been mishandled, mistreated or used or maintained or stored other than in conformity with Affymetrix’ instructions. ROCHE’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTIES SHALL BE THOSE SET FORTH IN SECTIONS III(b), XII(a) AND XII(b) OF THIS AGREEMENT.

(b)           EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AFFYMETRIX DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ARRAYS, INSTRUMENTS, RELATED SOFTWARE OR DIAGNOSTIC PRODUCTS OR PERFORMANCE OR NON-INFRINGEMENT THEREOF, DOES NOT MAKE ANY WARRANTY, EXPRESS, IMPLIED OR OTHERWISE, WITH RESPECT TO ARRAYS, INSTRUMENTS, RELATED SOFTWARE OR DIAGNOSTIC PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE, AND DOES NOT MAKE ANY WARRANTY OF ANY KIND TO ROCHE CUSTOMERS OR ROCHE’S AGENTS. AFFYMETRIX HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

XI.           Limited Liability.

EXCEPT IN CONNECTION WITH SECTION II (CONFIDENTIALITY) OF THE COMMON TERMS AGREEMENT OR AMOUNTS PAYABLE UNDER SECTION X (WARRANTY) OR SECTION XII (INDEMNITY) OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER

ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, MULTIPLE, OR EXEMPLARY DAMAGES, OR LOST PROFITS.

XII.         Indemnity.

(a)           Indemnification from Infringement.

(i)            Affymetrix shall indemnify, defend and hold harmless the Roche Indemnitees from and against liability resulting from any Third Party claim of infringement by the Arrays of any Third Party patent (other than Roche patents, patents of any Affiliate of Roche or patents of Genentech or Chugai) or from any matter referred to in the second sentence of (ii) below, provided Affymetrix is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; Affymetrix will not be responsible for any settlement it does not approve in writing (provided, however, that Affymetrix will consult with Roche if a proposed settlement or compromise could reasonably be interpreted to impact the benefits that Roche receives under this Agreement in a materially negative manner). The foregoing obligation of Affymetrix does not apply with respect to Arrays or portions or components: (w) not supplied by Affymetrix; (x) made in whole or in part in accordance to Specifications or requests of Roche, to the extent the infringement was caused thereby; (y) which are modified by Roche or any Third Party after shipment by Affymetrix, if the alleged infringement relates to such modification; or (z) combined, processed or used with other products (including, without limitation, as part of Diagnostic Products), processes or materials where the alleged infringement relates to such combination, process or use.

Where Roche facilitates or fails to stop (to the extent within its power) allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, the foregoing indemnification provisions will apply but Affymetrix will not need to pay any settlement, judgment, or other amounts attributable to events occurring after giving such notice to Roche.

(ii)           Roche shall indemnify, defend and hold harmless the Affymetrix Indemnitees from and against liability resulting from any Third Party claim of infringement by Roche Technology incorporated into any Array pursuant to the Specifications provided by Roche to Affymetrix (other than Affymetrix patents, patents of any Affiliate of Affymetrix or patents of Perlegen) or from any matter referred to in the second sentence of subsection (i) above, provided Roche is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; Roche will not be responsible for any settlement it does not approve in writing (provided, however, that Roche will consult with Affymetrix if a proposed settlement or compromise could reasonably be interpreted to impact the benefits that Affymetrix receives under this Agreement in a materially negative manner).  The foregoing obligation of Roche does not apply with respect to Roche Technology used in Diagnostic Products: (y)  which are modified by Affymetrix or any Third Party after shipment by Roche, if the alleged infringement relates to such modification; or (z) combined, processed or used with other products, processes or materials where the alleged infringement relates to such combination, process or use.

Where Affymetrix facilitates or fails to stop (to the extent within its power) allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, the foregoing indemnification provisions will apply but Roche will not need to pay any settlement, judgment, or other amounts attributable to events occurring after giving such notice to Affymetrix.

(b)           Indemnity Relating to Products

(i)            Affymetrix shall indemnify, defend and hold harmless the Roche Indemnitees from and against all Damages based upon or arising out of Physical Defects.

(ii)           Roche shall indemnify, defend and hold harmless the Affymetrix Indemnitees from and against any and all Damages based upon or arising out of Roche’s or its Affiliate’s import, sale or use of Diagnostic Products except to the extent that such Damages (i) relate to or arise from Physical Defects or (ii) arise after the transfer of such Diagnostic Products to Affymetrix pursuant to Section VI(b) of the License Agreement.

(c)           Conditions of Indemnification.  If either Party proposes to seek indemnification from the other under the provisions of this Section XII, it shall notify the other Party within 15 days of receipt of notice of any Claim and shall cooperate fully with the other Party in the defense of such claims or suits. The indemnified Party shall cooperate with the indemnifying Party (at the indemnifying Party’s expense) in all respects in connection with the defense of any such Claim.  The indemnifying Party shall, upon written notice from the indemnified Party of a Claim, undertake to conduct all proceedings or negotiations in connection with the Claim, assume the defense thereof, and all other required steps or proceedings to settle or defend any such Claim, including the selection of counsel that shall be approved by the indemnified Party, which approval shall not be unreasonably withheld, and payment of all reasonable expenses.  The indemnified Party shall have the right to employ separate counsel and participate in the defense at the indemnified Party’s sole expense.  If the indemnifying Party fails to defend or settle in good faith any Claim as provided above, then the indemnified Party shall have the right to take over sole control of the defense of the Claim and all negotiations for its settlement or compromise, provided that the indemnifying Party shall be liable for (and shall pay as they become due) all costs and expenses (including attorneys’ fees) reasonably incurred by the indemnified Party in its defending or negotiating settlement of the Claim.  Notwithstanding the foregoing, the Party primarily responsible for handling the Claim (as determined above) will first obtain the prior written consent of the other Party for any settlement of a Claim that (i) does not include a complete release of the other Party from all liability with respect thereto, (ii) compromises the rights of the other Party, or (iii) imposes any restrictions on the other Party.

XIII.        Term and Termination.

(a)           Term. Unless terminated earlier as provided herein, this Agreement shall commence on the Effective Date and shall terminate on December 31, 2020 (the “Termination Date”).

(b)           Early Termination without Cause. Roche shall have the option of terminating this Agreement in its entirety effective on either December 31, 2007, June 2, 2013 or any date after June 2, 2013 but prior to the Termination Date by written notice to Affymetrix (“Early Termination Notice”) as provided herein.  An Early Termination Notice must be provided at least one year prior to early termination.  Affymetrix shall continue to supply Arrays and Affymetrix Instruments for Diagnostic Products through the end of the year following the date such Early Termination Notice was provided.  No Arrays or Affymetrix Instruments may be ordered by Roche after delivery of an Early Termination Notice to Affymetrix if the delivery date, as reasonably determined by Affymetrix, would be later than the date of this Agreement is to be terminated pursuant to the Early Termination Notice (regardless of Development Plans or forecasts setting different product delivery projections, orders or schedules).

(c)           Termination for Cause. This Agreement may be terminated in its entirety by a Party for cause immediately upon the occurrence of any of the following events:

(i)            If the other ceases to do business, or otherwise terminates its business operations;

(ii)           If the other Party materially breaches any material provision of this Agreement and fails to cure such breach within 180 days of written notice describing the breach and the intent of such Party to terminate if such breach is not cured within such period (provided, however, that nothing in this subsection shall prevent a Party from seeking immediate, injunctive relief where appropriate to protect Proprietary Information, such Party’s proprietary or intellectual property rights or otherwise for any reason to mitigate damages); or

(iii)          If the other Party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party (and not dismissed within 90 days).

(d)           Effect of Termination. Sections X (Warranty), XI (Limited Liability) XII (Indemnity) and XIII (Term and Termination), all rights to payment in effect through the final termination date of this Agreement pursuant to Section XIII (Term and Termination), the Common Terms Agreement, remedies for breaches or any other provision that, by its terms, should survive termination to carry out the purposes of this Agreement, shall survive termination of this Agreement. Obligations of the Parties under firm orders for purchase and delivery of Arrays and Affymetrix Instruments at the time of such termination shall remain in effect, except that in the case of termination under Section XIII(c) the terminating Party may elect whether obligations under firm orders will remain in effect; provided, however, that Affymetrix will not be obligated with respect to any delivery dates (for firm orders or otherwise) more than thirty (30) days after the effective date of termination if the reason for termination is not due to a breach by Affymetrix, or more than one hundred eighty (180) days after termination if the reason for termination is due to a breach by Affymetrix. Each Party will promptly return or destroy all Confidential Information of the other in accordance with Section II(f) of the Common Terms Agreement. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

XIV.        Miscellaneous.

(a)           No Regulatory Approval.  ROCHE UNDERSTANDS THAT THE ARRAYS AND AFFYMETRIX INSTRUMENTS DELIVERED HEREUNDER ARE DELIVERED WITHOUT APPROVAL BY THE FDA OR ANY COMPARABLE FOREIGN REGULATORY AGENCY. ROCHE AGREES NOT TO USE THE ARRAYS OR AFFYMETRIX INSTRUMENTS DELIVERED HEREUNDER IN ANY CLINICAL OR OTHER SETTING REQUIRING FDA (OR COMPARABLE AGENCY) REVIEW OR APPROVAL IN THE ABSENCE OF OBTAINING SUCH APPROVAL. THE ARRAYS AND SYSTEMS ARE NOT LICENSED EXCEPT AS SPECIFICALLY RECITED HEREIN OR IN ANY COLLABORATION AGREEMENT UNDER ANY INTELLECTUAL PROPERTY RIGHTS OF AFFYMETRIX.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the date first above written.

AFFYMETRIX:			ROCHE:

Affymetrix, Inc.			F. Hoffmann-La Roche Ltd.

By:	/s/ Barbara A. Caulfield		By:	/s/ Heino von Prondzynski
	Name:	Barbara A. Caulfield		Name:	Heino von Prondzynski
	Title:	Executive Vice President and General Counsel		Title:	Head, Diagnostic Division

			By:	/s/ Gregory F. Heath
				Name:	Gregory F. Heath
				Title:	Head, Business Development and Licensing

ANNEX 1

FORM OF CUSTOMER SERVICE PROVIDER ADDENDUM

[See attached]

Affymetrix Instrument Service Terms and Conditions

1.             General. This agreement (“Service Contract”) is made and entered into by and between [Affymetrix] (“Affymetrix”) and the customer (“Customer”) identified on the related purchase order for the provision of the services described on the related Affymetrix quote pertaining to Affymetrix instruments, probe arrays, applications, software, and/or services which have been sold or leased by Affymetrix to Customer (the “Affymetrix Instrument(s)”), and any Affymetrix software installed on the workstation, which software is owned and licensed by Affymetrix to Customer (the “Applications”). Any part or subassembly of an Affymetrix Instrument that is sold or provided to Customer by Affymetrix shall be deemed “Covered Parts.” The Applications and Affymetrix Instruments are collectively referred to herein as the “System.”

2.             Services. Subject to the service level elected by the Customer (as initially specified on Annex 2 of the Supply Agreement), during the Term of this Service Contract and in exchange for Customer’s payment of the agreed to fee, Affymetrix shall provide to Customer the services as stated on the related quote (the “Covered Services”), which can include:

(a)           Repair. Affymetrix or its designee shall repair or otherwise correct any material reproducible failure or malfunction. A failure or malfunction shall be “material” if it represents a substantial nonconformity with Affymetrix’ current published specifications for the Affymetrix Instrument and Customer determines (and notifies Affymetrix) that such error or malfunction substantially interferes with Customer’s normal use of the Affymetrix Instrument. All Affymetrix instruments require a consistent and reliable power source in order to perform optimally. The GeneArray Scanner also requires a significant amount of current, 13-15A on a 110V line, or 6-8A on a 220V line.  Whichever system configuration is chosen, both systems require a dedicated circuit or line in order to allow for peaks in power required and the headroom that entails. Affymetrix assumes no responsibility for damage caused by any power supply circuit or related units.

(b)           Preventative Maintenance and Performance Checks. Affymetrix or its designee will perform on-site preventative maintenance and performance checks on the instruments as set forth in Affymetrix’ current published preventative maintenance procedures and instrument service specifications.

(c)           Customer Support. Telephone customer support shall be provided by Affymetrix during normal business hours. Reasonable telephone support shall be available only to those employees of Customer who have been trained by Affymetrix in the use of the instruments.

(d)           Service Limitations. Customer agrees to follow the operation procedures published by Affymetrix, including procedures for routine maintenance. Affymetrix shall have no obligation to support the following:

(i)            Neglect, misuse, accidents, or the failure to perform routine operational maintenance;

(ii)           Improper or inadequate adjustment, calibration or operation of the Affymetrix Instruments by Customer or its designee;

(iii)          Modifications made to the Affymetrix Instrument or System without the prior written approval of Affymetrix;

(iv)          Unapproved Relocation of the Affymetrix Instrument or System;

(v)           Failure or fluctuation of electrical power, lightning or static; fire, water spill, flooding, chemical spill, earthquake, military or civil disturbance, or acts of God;

(vi)          The use of media, supplies or other products not supplied or approved by Affymetrix;

(vii)         The use of any equipment, software, or peripherals which are not part of the Affymetrix Instrument or System; or

(viii)        Any computer related hardware, unless otherwise on the Sales Quote.

Customer shall reimburse Affymetrix at Affymetrix’ then-current service call fees, including all labor, parts and zone charges, for all work of Affymetrix or its designee incurred in investigating any failure or malfunction that Affymetrix reasonably determines not to be part of the Covered Services.

3.             Installation Services. When this Service Contract is entered into concurrently with the initial purchase, lease or license of the System, and upon Customer’s request, Affymetrix or its designee may provide on-site installation assistance for the System and such other services as Affymetrix reasonably determines are necessary to permit Customer to begin use of the System. Customer shall promptly perform all tasks reasonably requested by Affymetrix or its designee in connection with such installation and site preparation.

4.             Limitations. Any and all instruments, software, other products, or any parts or subassemblies of the foregoing that are not provided by Affymetrix or its designee shall be deemed “Non-Covered Equipment.” Affymetrix shall have no obligations with respect to Non-Covered Equipment; moreover, and notwithstanding anything herein to the contrary, Affymetrix shall have no obligation to provide Covered Services in connection with any Affymetrix Instruments or Covered Parts:

(a)           that have been substantially altered by Customer, including any serial numbers or other identifying markings;

(b)           that do not incorporate all of Affymetrix’ engineering improvements or other fixes that Affymetrix requests Customers to implement;

(c)           that incorporate Non-Covered Equipment or have Non-Covered Equipment attached to them;

(d)           that have been operated in conditions outside of Affymetrix’ environmental or electrical site specifications as defined in the product operation, installation or maintenance manuals provided with the Affymetrix Instruments;

(e)           that have been operated in hazardous environments or used to analyze hazardous materials that may cause residual contamination;

(f)            that have been repaired or maintained by anyone other than Affymetrix or its designee, except such routine operational maintenance as set forth in the product operation, installation or maintenance manuals provided with the Affymetrix Instrument.

5.             Access and Service Safety. Customer will provide Affymetrix and its designees reasonable and safe access to all Affymetrix Instruments and Systems for the provision of any services and for any audit of compliance with Affymetrix’ installation and operational guidelines. If environmental or operational contamination creates a hazard for Affymetrix personnel, Affymetrix may supervise Customer’s performance of service procedures. Customer is responsible for proper disposal of all contaminated material and of contaminated parts that cannot be safely returned to Affymetrix. Any Affymetrix services that Affymetrix may provide in connection with the activities contemplated by this paragraph shall be deemed not to be Covered Services, and Customer shall reimburse Affymetrix at Affymetrix’ then-current service call fees, including all labor, parts and zone charges, for all such work of Affymetrix or its designee.

6.             Relocation of Covered Equipment. If any Affymetrix Instrument is moved from its installation position, Affymetrix may, at its discretion, determine that such Affymetrix Instrument has been relocated (a “Relocation”). Relocation of Affymetrix Instruments may result in service charges as follows:

(a)           “Approved Relocation.” Relocation of Affymetrix Instruments by Affymetrix or its designees is permitted.  Affymetrix Instruments may be moved with the assistance of Affymetrix at Affymetrix’ service call fees, including all labor, parts and zone charges. With prior written approval of Affymetrix, Customer may move specified Affymetrix Instruments without incurring any charges. Customer will contact Affymetrix prior to moving any Affymetrix Instrument.

(b)           “Unapproved Relocation.” Any Service Contract or warranty covering an Affymetrix Instrument shall be rendered void and unenforceable by Relocation of such Affymetrix Instrument without the prior written approval of Affymetrix. At the discretion of Affymetrix, upon completion of a maintenance inspection and service at Affymetrix’ then-current service call fees, including all labor, parts and zone charges, the subject Service Contract or warranty may be reinstated.

(c)           “New Site Location.” Relocation of Affymetrix Instruments may result in additional service charges and modification of response times, as determined by Affymetrix.

7.             Obsolete Products. Covered Parts, Affymetrix Instruments or System that are no longer offered for sale or license by Affymetrix (“Obsoleted Items”) will be maintained and repaired on a reasonable efforts basis by Affymetrix. If Affymetrix determines in its discretion that support and service of such Obsolete Items is no longer reasonable, Affymetrix shall notify Customer of such determination and such Obsoleted Item shall be deemed not to be a Covered Part, Affymetrix Instrument or System.

8.             Billable Services. All services performed by Affymetrix on Customer’s Non-Covered Equipment or which are not Covered Services (collectively, “Billable Services”) shall be billable to Customer at Affymetrix’ then-current service call fees, including all labor, parts and zone charges.

9.             Ownership. All replaced parts removed from the System in connection with any services shall become the property of Affymetrix upon their replacement. Any and all modifications to the Affymetrix Instrument or System, including all intellectual property rights associated therewith, made or provided by Affymetrix pursuant to the Service Contract, whether alone or with any contribution from Customer or its employees, agents or contractors, shall be owned exclusively by Affymetrix. To the extent Customer or its employees, agents or contractors, may acquire any right or interest therein by operation of law, Customer irrevocably assigns all such right and interest exclusively to Affymetrix. Customer shall maintain and enforce agreements and policies with its employees, agents and contractors sufficient to give effect to the provisions of this Paragraph.

10.          Limited Warranty. Affymetrix warrants that it will render the services hereunder in a good and workmanlike manner. As Affymetrix’ sole responsibility and Customer’s exclusive remedy in the event of any material failure to meet such standard, Affymetrix shall make a reasonable effort to remedy any resulting discrepancies. Any claim based on the foregoing warranty must be submitted in writing in accordance with Affymetrix’ standard procedures within thirty (30) days after delivery or the date of the required delivery of the pertinent services at issue. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH, AFFYMETRIX MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, THE SERVICES. AFFYMETRIX SPECIFICALLY DISCLAIMS, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

11.          Limitation of Liability. The total liability of Affymetrix (including its employees, agents, subcontractors and suppliers) for all claims, whether in contract, tort (including negligence, product liability and strict liability), or otherwise, arising out of, connected with, or resulting from any performance or on performance hereunder shall not exceed the total fees hereunder allocable to the services that give rise to the claim, up to a maximum of twelve (12) months for the services at issue. In no event shall Affymetrix be liable for any incidental, consequential, indirect, or special damages (including, without limitation, damages for loss of revenue, cost of capital, claims of customers for service interruptions or failure of supply, and costs and expenses incurred in connection with labor, overhead, transportation, installation, or removal of equipment or programming or substitute facilities or supply sources), even if Affymetrix has been advised of the possibility of such damages.

12.          Delays. The time within which Affymetrix obligations are required to be fulfilled hereunder will be extended for a period equal to the time lost by reason of any delay arising directly or indirectly from causes beyond Affymetrix’ reasonable control, including without limitation, acts of God, unforeseeable circumstances, acts or omissions of any governmental authority, war riot, revolution, fires, floods, earthquakes, strikes, labor disputes, sabotage, epidemics, failure to obtain timely instructions or information from Customer, or necessary and proper labor, materials, components, facilities or transportation.

AFFYMETRIX
By: __________________________

Name:
Title:

CUSTOMER
By: __________________________

Name:
Title:

ANNEX 2

CURRENT INSTRUMENT SERVICE LEVEL PACKAGES

	Phone Coverage	Telephone Response	On-Site Response	Emergency Visits	Preventative Maintenance Visits	Applications Training	Affymetrix Instrument Relocation	Exclusions	Annual Price
Diagnostic Premium Service	Mon-Fri; 8am-5pm, excluding holidays	8 hours or less	96 hours or less	Three	One	None	None	Scanner Laser, Power Supply and Consumables	Standard Affymetrix pricing
Prevention Plus	Mon-Fri; 8am-5pm, excluding holidays	8 hours or less	96 hours or less	Three	One	None	None	Scanner Laser, Power Supply and Consumables	Standard Affymetrix pricing
Assurance	Mon-Fri; 8am-5pm, excluding holidays	8 hours or less	72 hours or less	Unlimited	One	None	None	Consumables	Standard Affymetrix pricing
Elite	Mon-Fri; 8am-5pm, excluding holidays	4 hours or less	48 hours or less	Unlimited	One	2 Days	1 Per Year	Consumables	Standard Affymetrix pricing
Diagnostic Level	*	*	*	*	*	*	*	*	*

*  Roche or a purchaser of Affymetrix Instruments may request that Affymetrix roll out a new service level suitable for the diagnostics marketplace.  Upon receipt of such a request, Affymetrix will use commercially reasonable efforts to meet such request (and set a corresponding commercially reasonable price for such enhanced services).

Affymetrix reserves the right to modify its service levels in effect (and prices therefor) from time to time.

ANNEX 3

Affymetrix Software Maintenance Terms and Conditions

1. General — This agreement (the “Software Maintenance Agreement”) constitutes an offer by [Affymetrix] (“Affymetrix”) to provide to the customer (“Customer”) identified below certain services described herein relating to the instrumentation software (the “SOFTWARE”).  The Software Maintenance Agreement shall be effective as of the date Customer first receives the SOFTWARE (the “Effective Date”). If Customer’s service order is deemed an offer, Affymetrix’ acceptance is expressly conditional on Customer’s acceptance of these terms; if these terms are considered an offer by Affymetrix, Customer’s acceptance is expressly limited to these terms. Any additional or different terms or conditions proposed by Customer shall not become part of this Agreement. To the extent that a purchase order or other form is used by Customer for accounting convenience, Affymetrix objects to any proposed changes. Subject to the terms hereof, Affymetrix will provide Support Services to Customer for the number of copies of SOFTWARE for which Customer is licensed.

2. Support Services — “Support Services” consist of (a) Error Correction and Telephone Support provided to the technical support contact concerning the installation and use of the then-current release of SOFTWARE and the Previous Sequential Release thereof and (b) Product Updates / Upgrades that Affymetrix in its sole discretion makes generally available (if Customer has purchased such Product Upgrade). Notwithstanding the foregoing, nothing herein shall be construed as a guarantee that Affymetrix will release Product Updates / Upgrades during the term, or any renewal term, of this Software Maintenance Agreement.

A “Product Update” consists of one (1) copy of published revisions to the printed documentation and one (1) copy of revisions to the SOFTWARE which are not designated by Affymetrix as products for which it charges a separate fee.

A “Product Upgrade” is a new software product that contains enhancements to the SOFTWARE. Affymetrix shall advise Customer of recent Product Upgrades.

All Product Updates and Upgrades provided to Customer hereunder shall be governed by the terms of the applicable license agreement(s) (including without limitation the Server Software License Agreement and/or End-User License Agreement) relating to the SOFTWARE (collectively, the “License Agreement”). Upon installation of Product Updates or Upgrades, all prior versions or releases thereof shall be destroyed by Customer. Upon written request from Affymetrix, Customer shall certify in writing the destruction of all such prior versions in accordance with this section.

Customer shall pay Affymetrix, at Affymetrix’ then-current standard consulting rates plus related expenses incurred therewith, for all additional services rendered by Affymetrix hereunder, including without limitation, for Product Upgrades that Customer has elected to purchase and re-installation of any SOFTWARE as a result of hardware or software upgrades.

3. Fees and Payment — Customer shall pay Affymetrix the Annual Maintenance Fee for the initial term, and each renewal term, of the Software Maintenance Agreement.  Annual Maintenance Fees will be billed on an annual basis and payable in advance. Overdue payment of any such fee shall bear interest at the lesser of eighteen percent (18%) per annum or the maximum rate allowed under applicable law.

If Customer elects to obtain Support Services, Support Services must be purchased to cover all copies of the applicable SOFTWARE. If Customer fails to purchase/renew maintenance for the Software, or if such maintenance is terminated pursuant to the terms of this Agreement, Customer may continue to use such Software pursuant to the License granted hereunder but will not be entitled to receive maintenance services for such Software. To reinstate such services, Customer must pay all maintenance fees on a cumulative basis for periods during which Customer did not purchase coverage.  Customer shall be responsible for all taxes associated with Support Services other than U.S. taxes based on Affymetrix’ net income. Each payment by Customer is due within thirty (30) days from receipt of the applicable Affymetrix invoice.

If any payment is not made within one hundred and eighty (180) days of the applicable due date, Support Services will be Terminated.

Customer shall pay Affymetrix the purchase price of any Product Upgrades Customer elects to purchase at Affymetrix’ then current price for such Product Upgrade.

4. Error Correction - Affymetrix will exercise commercially reasonable efforts to correct any Error reported by Customer in the then-current, unmodified release of SOFTWARE in accordance with the priority level reasonably assigned to such Error by Affymetrix.

(a)   Priority A Errors.  Affymetrix shall promptly commence the following procedures:

(i)    assign Affymetrix engineers to correct the Error;

(ii)   notify Affymetrix management that such Errors have been reported and of steps being taken to correct such Error(s);

(iii)  provide Customer with periodic reports on the status of the corrections; and

(iv)  initiate work to provide Customer with a Workaround or Fix.

(b)   Priority B Errors.  Affymetrix shall exercise commercially reasonable efforts to include the Fix for the Error in the next regular SOFTWARE maintenance release.

(c)   Priority C Errors.  Affymetrix may include the Fix for the Error in a subsequent major release of the SOFTWARE.

If Affymetrix believes that a problem reported by Customer may not be due to an Error in the SOFTWARE, Affymetrix will so notify Customer. At that time, Customer may (1) instruct Affymetrix to proceed with problem determination at its possible expense as set forth below, or (2) instruct Affymetrix that Customer does not wish the problem pursued at its possible expense.

If Customer requests that Affymetrix proceed with problem determination at its possible expense and Affymetrix determines that the error was not due to an Error in the SOFTWARE, Customer shall pay Affymetrix, at Affymetrix’ then-current and standard consulting rates, for all work performed in connection with such determination, plus reasonable related expenses incurred therewith. If Customer instructs Affymetrix that it does not wish the problem pursued at its possible expense or if such determination requires effort by Affymetrix in excess of Customer’s instructions, Affymetrix may, at its sole discretion, elect not to investigate the problem with no liability therefor.

Customer shall not be liable for (i) problem determination or repair to the extent problems are due to Errors in the SOFTWARE, (ii) work performed under this paragraph in excess of its instructions or (iii) work performed after Customer has notified Affymetrix that it no longer wishes work on the problem determination to be continued at its possible expense (such notice shall be deemed given when actually received by Affymetrix).

5. Exclusions -  Under this Agreement Affymetrix shall have no obligation to support:

(a)   Any Computer related hardware, unless otherwise agreed in writing by Affymetrix and the Customer.

(b)   Any On-Site support, unless otherwise agreed in writing by Affymetrix and the Customer.

(c)   SOFTWARE that is altered, damaged or modified, except by Affymetrix, or any portion of the SOFTWARE incorporated with or into other software;

(d)   SOFTWARE that is not the then-current release or immediately Previous Sequential Release;

(e)   SOFTWARE problems caused by Customer’s negligence, abuse or misapplication, use of SOFTWARE other than as specified in the Affymetrix’ user manual or Documentation, or by other factors beyond the control of Affymetrix; or

(f)    SOFTWARE installed on any computer hardware that is not supported by Affymetrix or any computer or workstation not strictly complying with specifications listed in Documentation; or Software for which a license under the License Agreement has not been obtained or applicable fees have not been paid for any copy of SOFTWARE.

Affymetrix shall have no liability for any changes in Customer’s hardware which may be necessary to use SOFTWARE due to a Workaround or maintenance release.

8. Definitions —

(a)   “Annual Maintenance Fee” shall be as set forth in the Sales Quote.

(b)   “Documentation” shall mean the manual(s) relating to the use of the SOFTWARE delivered by Affymetrix to Customer.

(c)   “Error” means an error in the SOFTWARE which significantly degrades the SOFTWARE as compared to the Affymetrix published performance specifications.

(d)   “Error Correction” means the use of reasonable commercial efforts to correct Errors..

(e)   “Fix” means the repair or replacement of object or executable code versions of SOFTWARE to remedy an Error.

(f)    “Previous Sequential Release” means at any time the version or release of SOFTWARE which has been replaced by the then-current version or release of such SOFTWARE. Notwithstanding anything to the contrary herein, a Previous Sequential Release will be supported by Affymetrix only for a period of six (6) months after release of the then-current version or release.

(g)   “Priority A Error” means an Error which renders SOFTWARE inoperative or causes the SOFTWARE to fail catastrophically.

(h)   “Priority B Error” means an Error which substantially degrades the performance of SOFTWARE or materially restricts Customer’s use of the SOFTWARE.

(i)    “Priority C Error” means an Error which causes only a minor impact on the performance of  SOFTWARE or Customer’s use of SOFTWARE.

(j)    “Support Services” or “Maintenance” means Affymetrix’ support services as described in Section 2.

(k)   “Telephone Support” means technical assistance provided by Affymetrix to the technical support contact during normal business hours concerning the installation and use of the then-current release of SOFTWARE and the Previous Sequential Release.

(l)    “Workaround” means a change in the procedures followed or data supplied by Customer to avoid an Error without substantially impairing Customer’s use of SOFTWARE.

9. Miscellaneous - THESE TERMS AND CONDITIONS CONSTITUTE A SERVICE AGREEMENT AND NOT A PRODUCT WARRANTY. THE SOFTWARE AND ALL MATERIALS RELATED TO THE SOFTWARE ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THE LICENSE AGREEMENT. THIS SOFTWARE MAINTENANCE AGREEMENT SHALL NOT CHANGE OR SUPERSEDE ANY TERM OF THE LICENSE AGREEMENT EXCEPT TO THE EXTENT UNAMBIGUOUSLY CONTRARY THERETO.

[                                 ]:

By:
Name (Print):
Title:
Date:

Signature of Buyer Officer or Designee. By signing the above, the signatory is representing and warranting that they are authorized to enter into this Agreement on behalf of Buyer.

EXHIBIT A

AFFYMETRIX INSTRUMENT PRICING SCHEDULE

Number of Affymetrix Instruments Purchased per Calendar Year	Discount	Projected Sales Price Per Affymetrix Instrument System*
[***]	[***]%	$[***]
[***]	[***]%	$[***]
[***]	[***]%	$[***]
[***]	[***]%	$[***]
[***]	[***]%	$[***]
[***]	[***]%	$[***]

The “Projected Sales Price Per Affymetrix Instrument” is based on [***] pricing.  The actual sales price will be based on the appropriate discount (as indicated above) on the [***] Affymetrix price list.

* An “Affymetrix Instrument System” consists of the following components or the then-comparable version:

        •       GeneChip Scanner 3000;

        •       GeneChip Fluidics Station 400;

        •       GeneChip Hybridization Oven; and

        •       GeneChip Workstation consisting of a computer workstation, a copy of the Microarray Suite computer software for the Affymetrix Instrument System and a user license for such software

EXHIBIT B

COMPONENT CHIP AND DEVELOPMENT CHIP PRICING SCHEDULE

	2003	2004	2005	2006	2007

Chips per wafer (commercial)	[***]	[***]	[***]	[***]	[***]
Feature size	[***]	[***]	[***]	[***]	[***]
# of features per chip	[***]	[***]	[***]	[***]	[***]
Packaging	[***]	[***]	[***]	[***]	[***]
Projected transfer price	[***]	[***]	[***]	[***]	[***]
[***] Transfer Price	[***]	[***]	[***]	[***]	[***]

Note:

•       [***] format available for Roche internal development effort [***] before commercial availability

•       We expect packaging to be based on [***] after [***]; transfer price [***] packaging [***]

The “[***] Transfer Price” shall be the [***] transfer price set forth above from 2003 to 2007 ([***] or [***] packaging, as indicated).  The [***] Transfer Price for [***] Arrays with the specifications set forth above throughout the remaining term of this Agreement after 2007 shall be equal to the [***] set forth above in the table ([***], as indicated).